Exhibit 4-a-4

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of December 4, 2006, among Rockwell Collins, Inc., a Delaware corporation (the "Company"), and The Bank of New York Trust Company. N.A., as incoming trustee under the indenture referred to below (the "Incoming Trustee").

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to Citibank, N.A., as trustee (the "Outgoing Trustee"), an indenture (the "Indenture"), dated as of November 1, 2001, providing for the issuance of an unlimited amount of debt securities (the "Notes");

WHEREAS, the Company, the Outgoing Trustee and the Incoming Trustee have entered into that certain Agreement of Resignation, Appointment and Acceptance, dated as of November 9, 2006 (as it may be amended from time to time), pursuant to which the Incoming Trustee will succeed to the role of trustee, registrar and paying agent under the Indenture on the date hereof; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Incoming Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. SUCCESSION. The Indenture is hereby amended as follows:

(a) All references to "Citibank, N.A." are hereby deleted and replaced with "The Bank of New York Trust Company, N.A."

(b) The addresses referred to in the preamble and in the second paragraph of Section 10.01 are hereby deleted and replaced with "2 North LaSalle Street, Suite 1020, Chicago, IL 60602" and "101 Barclay Street, New York, NY 10286", respectively.

3. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

5. EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: December 4, 2006

ROCKWELL COLLINS, INC.

By:
Douglas E. Stenske
Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:
Roxane Ellwanger
Assistant Vice President